Exhibit 99.1

Interleukin Genetics Reports First Quarter Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--May 5, 2005--Interleukin
Genetics, Inc. (OTCBB:ILGN) a leader in the development of personalized health products, today reported a net loss of $1.5 million or $0.06 basic and diluted per common share for the quarter ended March 31, 2005.

    Financial Results:

    Revenue for the quarter was $7,000 compared to $8,000 in the same quarter of 2004. For the current quarter, the Company reported a net loss of $1.5 million or $0.06 basic and diluted net loss per common share as compared to a net loss of $1.7 million or $0.07 basic and diluted net loss per common share for the same period last year.
    Research and development expenses were $684,000 in the quarter ended March 31, 2005 compared to $825,000 in the quarter ended March 31, 2004. These expenses include research and development expenses funded by Alticor under research and development agreements of $402,000 for the three months ended March 31, 2005 compared to $440,000 for the quarter ended March 31, 2004. Unfunded research and development expenses were $282,000 for the three months ended March 31, 2005 compared to $385,000 for the quarter ended March 31, 2004. The decrease is primarily the result of temporary reductions in labor and overhead.
    Selling, general and administrative expenses were essentially constant at $704,000 for the three-months period ended March 31, 2005 compared to $725,000 during the same period last year.
    Other income (expense) was essentially constant at ($134,000) for the three-months period ended March 31, 2005 compared to ($140,000) during the same period last year. Other income (expense) includes interest income, interest expense and the amortization of the note discount.
    As of March 31, 2005, the Company reported total assets of $4.7 million, including $3.1 million of cash and cash equivalents as compared to total assets of $6.2 million including $4.5 million of cash and cash equivalents as of December 31, 2004. The cash balance at March 31, 2005 does not include the $2.0 million advance payment received from Alticor in April 2005 as a result of achieving a certain milestone.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis, endometriosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

                      Interleukin Genetics, Inc.
                         Financial Highlights


Balance sheet data:                            March 31,  December 31,
                                                  2005        2004
                                              (Unuaudited) (Audited)
                                              ------------------------

Cash and cash equivalents                      $3,093,944  $4,528,425
Total current assets                            3,254,483   4,721,375
Total assets                                   $4,676,030  $6,185,501

Total current liabilities                      $1,187,899  $1,445,303
Total liabilities                               2,513,080   2,657,994

Total shareholders' equity                      2,162,950   3,527,507

Total liabilities and shareholders' equity     $4,676,030  $6,185,501


Statement of operations data:                Three Months Three Months
                                                 Ended        Ended
                                               March 31,     March 31,
                                                 2005         2004
                                             (Unaudited) (As Restated
                                                              and
                                                           Unaudited)
                                              ------------------------
Revenue                                            $7,359      $8,343
Research and development expenses                 684,003     825,090
Selling, general and administrative expenses      703,939     724,678
                                              ------------------------
Total costs and operating expenses
                                                1,387,942   1,549,768
                                              ------------------------

Loss from operations                           (1,380,583) (1,541,425)
Total other income and expense                   (134,381)   (139,606)
                                              ------------------------

Net loss                                      $(1,514,964)$(1,681,031)
                                              ========================
Basic and diluted net loss per common share
                                                  $ (0.06)    $ (0.07)
                                              ========================
Weighted average common shares outstanding
                                               23,604,882  23,323,069
                                              ========================

    CONTACT: Interleukin Genetics
             Fenel M. Eloi, 781-398-0700